UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 30, 2023

Appgate, Inc.
(Exact name of registrant as specified in its charter)

Delaware	000-52776	20-3547231
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification)

2 Alhambra Plaza, Suite PH-1-B, Coral Gables, FL 33134
(Address of principal executive offices) (Zip Code)

(866) 524-4782
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
N/A	N/A	N/A

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

As previously disclosed by Appgate, Inc., a Delaware corporation (“Appgate” or the “Company”), on the Form 8-K (the “Prior 8-K”) filed by the Company on July 25, 2023 with the Securities and Exchange Commission, on July 20, 2023, Appgate Cybersecurity, Inc., a Delaware corporation (“Legacy Appgate”) and a wholly owned subsidiary of the Company, entered into a Note Purchase Agreement (the “Note Purchase Agreement”) with Appgate Funding, LLC (the “Purchaser”) and the Company and a Note Issuance Agreement (the “Note Issuance Agreement”) with the Company, Legacy Appgate’s wholly owned domestic subsidiaries (the “Domestic Subsidiary Guarantors” and, together with the Company, the “Note Guarantors”) and the Purchaser (the Note Purchase Agreement and the Note Issuance Agreement, collectively, the “Note Agreements”).

Pursuant to the Note Agreements, Legacy Appgate issued and sold to the Purchaser $2.5 million aggregate principal amount of convertible notes due 2026 (the “Initial Convertible Notes”). In addition, pursuant to the terms of the Note Purchase Agreement, Purchaser or its affiliates has the right to purchase up to an additional $27.5 million in Convertible Notes on or prior to July 20, 2025 (any such notes, “Additional Convertible Notes”, and together with the Initial Convertible Notes, the “Convertible Notes”). On August 21, 2023, Legacy Appgate issued and sold to the Purchaser $2.0 million aggregate principal amount of Additional Convertible Notes. On September 18, 2023, Legacy Appgate issued and sold to the Purchaser an additional $1.0 million aggregate principal amount of Additional Convertible Notes. On October 11, 2023, Legacy Appgate issued and sold to the Purchaser an additional $999,000 aggregate principal amount of Additional Convertible Notes. On October 19, 2023, Legacy Appgate issued and sold to the Purchaser an additional $500,000 aggregate principal amount of Additional Convertible Notes.

On October 30, 2023, Legacy Appgate issued and sold to the Purchaser an additional $1,500,000 aggregate principal amount of Additional Convertible Notes. As of the date hereof, Legacy Appgate has issued an aggregate of $8.499 million of Convertible Notes to the Purchaser. The Convertible Notes mature on May 9, 2026, subject to extension to May 9, 2028 at the election of either Purchaser or the representative under the Company’s previously reported amended and restated note issuance agreement, dated June 9, 2023.

Interest on the Convertible Notes is payable at the Company’s election in cash, in kind (“PIK Interest”), or in a combination of cash and PIK Interest; provided, that the Company may not pay cash interest prior to July 20, 2024. The Convertible Notes bear interest at the annual rate of 9.50%, regardless of whether interest is paid in cash or in PIK Interest. At any time prior to maturity, the Convertible Notes are convertible, at the option of the Purchaser, into shares of common stock of the Company at a rate of 585.74960 shares for each $1,000 principal amount of Convertible Notes. In addition, Legacy Appgate’s obligations under the Convertible Notes and other related agreements are secured by a second priority security interest in favor of the Purchaser in substantially all assets of Legacy Appgate and the Note Guarantors.

The information contained in Item 1.01 of the Prior 8-K with respect to the Note Issuance Agreement, the Note Purchase Agreement and the Convertible Notes is incorporated by reference in this Item 2.03.

Item 3.02 Unregistered Sales of Equity Securities.

The information contained in Item 2.03 of this Current Report on Form 8-K as well as Item 1.01 of the Prior 8-K with respect to the Note Issuance Agreement, the Note Purchase Agreement and the Convertible Notes is incorporated by reference in this Item 3.02.

The offer and sale of the Convertible Notes and any Company common stock issuable upon conversion of the Convertible Notes have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or any state securities laws and may not be offered or sold in the United States absent registration under the Securities Act or an applicable exemption from registration requirements. Nothing contained in this Current Report on Form 8-K constitutes an offer to sell, or the solicitation of an offer to buy, any securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale would be unlawful.

In the Note Purchase Agreement, the Purchaser represented to Appgate that it is an “accredited investor”, as defined in Rule 501 promulgated under the Securities Act, and Appgate’s offer and sale of the Convertible Notes and the common stock issuable upon conversion of the Convertible Notes have been made in reliance upon the exemption from the registration requirements of the Securities Act pursuant to Section 4(a)(2) thereof.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: October 31, 2023	Appgate, Inc.

	By:	/s/ Leo Taddeo
Name: Leo Taddeo
Title: Chief Executive Officer and President
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